Exhibit 99.2

XENITH BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

As of September 30, 2017 and December 31, 2016

(unaudited)
(in thousands, except share data)	September 30, 2017	December 31, 2016
Assets
Cash and due from banks	$14,960	$18,825
Interest-bearing deposits in other banks	13,398	4,797
Overnight funds sold and due from Federal Reserve Bank	136,795	103,372
Investment securities available for sale, at fair value	305,768	317,443
Restricted equity securities, at cost	22,044	24,313
Loans held for sale	19,397	—
Loans	2,424,140	2,464,056
Allowance for loan losses	(16,265)	(21,940)
Net loans	2,407,875	2,442,116
Premises and equipment, net	55,178	56,996
Interest receivable	8,673	8,806
Other real estate owned and repossessed assets, net of valuation allowance	4,817	5,345
Goodwill	26,931	26,931
Core deposit intangible, net	3,393	3,787
Net deferred tax assets, net of valuation allowance	148,425	157,825
Bank-owned life insurance	73,431	72,104
Other assets	14,686	13,969
Assets of discontinued operations	—	10,563
Totals assets	$3,255,771	$3,267,192
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$541,275	$501,678
Interest-bearing:
Demand and money market	1,187,551	1,113,453
Savings	95,053	86,739
Time deposits less than $250	713,527	785,303
Time deposits $250 or more	67,984	84,797
Total deposits	2,605,390	2,571,970
Federal Home Loan Bank borrowings	105,000	172,000
Other borrowings	39,197	38,813
Interest payable	812	829
Other liabilities	20,439	19,093
Liabilities of discontinued operations	672	849
Total liabilities	2,771,510	2,803,554
Commitments and contingencies
Shareholders' equity:
Preferred stock, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 23,215,318 and 23,123,518 shares issued and outstanding on September 30, 2017 and December 31, 2016, respectively	232	231
Capital surplus	711,377	710,916
Accumulated deficit	(226,252)	(245,538)
Accumulated other comprehensive loss, net of tax	(1,096)	(2,428)
Total shareholders' equity before non-controlling interest	484,261	463,181
Non-controlling interest of discontinued operations	—	457
Total shareholders' equity	484,261	463,638
Total liabilities and shareholders' equity	$3,255,771	$3,267,192

See accompanying notes to unaudited consolidated financial statements.

1

CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2017 and 2016

(unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest Income
Loans, including fees	$28,168	$25,513	$82,676	$58,797
Investment securities	1,986	1,763	6,251	4,476
Overnight funds sold and deposits in other banks	258	96	734	179
Total interest income	30,412	27,372	89,661	63,452
Interest Expense
Deposits:
Demand and money market	1,822	1,391	5,082	3,075
Savings	63	40	180	81
Time deposits	2,265	2,169	6,890	5,746
Interest expense on deposits	4,150	3,600	12,152	8,902
Federal Home Loan Bank borrowings	299	109	594	109
Other borrowings	738	652	2,128	1,706
Total interest expense	5,187	4,361	14,874	10,717
Net interest income	25,225	23,011	74,787	52,735
Provision for loan losses	—	10,685	9	10,704
Net interest income after provision for loan losses	25,225	12,326	74,778	42,031
Noninterest Income
Service charges on deposit accounts	1,258	1,191	3,561	3,447
Earnings from bank-owned life insurance	426	395	1,327	1,046
Gain on sale of loans	—	—	38	—
Net gain on sale of investment securities available for sale	977	—	977	15
Visa check card income	806	709	2,399	2,056
Other	705	575	2,822	1,430
Total noninterest income	4,172	2,870	11,124	7,994
Noninterest Expense
Salaries and employee benefits	9,914	9,880	30,186	24,990
Professional and consultant fees	830	978	2,792	2,101
Occupancy	1,802	1,594	5,586	4,428
FDIC insurance	349	679	1,498	1,524
Data processing and technology	1,367	1,446	3,909	3,985
Problem loan and repossessed asset costs	(1)	219	306	420
Impairments on and (gains) and losses from sales of other real estate owned and repossessed assets	(48)	685	63	112
Equipment	322	309	1,049	812
Board fees	350	493	596	1,133
Advertising and marketing	158	398	667	503
Merger-related	930	12,910	2,895	15,555
Other	2,806	2,944	8,202	6,854
Total noninterest expense	18,779	32,535	57,749	62,417
Income (loss) from continuing operations before provision (benefit) for income taxes	10,618	(17,339)	28,153	(12,392)
Provision (benefit) for income taxes - continuing operations	3,453	(64,840)	8,997	(62,794)
Net income from continuing operations	7,165	47,501	19,156	50,402
Net (loss) income from discontinued operations before (benefit) provision for income taxes	(26)	2,011	(262)	3,900
(Benefit) provision for income taxes - discontinued operations	(5)	842	(65)	877
Net (loss) income from discontinued operations attributable to non-controlling interest	(14)	806	(129)	1,556
Net (loss) income from discontinued operations	(7)	363	(68)	1,467
Net income attributable to Xenith Bankshares, Inc.	$7,158	$47,864	$19,088	$51,869

See accompanying notes to unaudited consolidated financial statements.

2

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Three and Nine Months Ended September 30, 2017 and 2016

(unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income attributable to Xenith Bankshares, Inc.	$7,158	$47,864	$19,088	$51,869
Other comprehensive income, net of tax:
Change in net unrealized gain on securities available for sale	339	475	3,026	$4,178
Income tax effect	(119)	—	(1,059)	(1,340)
Reclassification adjustment for net gain on sale of investment securities included in net income	(977)	—	(977)	(15)
Income tax effect	342	—	342	5
Other comprehensive income, net of tax	(415)	475	1,332	2,828
Comprehensive income attributable to Xenith Bankshares, Inc.	$6,743	$48,339	$20,420	$54,697

3

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Nine Months Ended September 30, 2017

					Accumulated Other
(unaudited)	Common Stock		Capital	Accumulated	Comprehensive Income (Loss),	Non- controlling	Total Shareholders'
(in thousands, except share data)	Shares	Amount	Surplus	Deficit	Net of Tax	Interest	Equity
Balance at December 31, 2016	23,123,518	$231	$710,916	$(245,538)	$(2,428)	$457	$463,638
Net income	—	—	—	19,088	—	(129)	18,959
Other comprehensive income, net of tax	—	—	—	—	1,332	—	1,332
Share-based compensation expense	—	—	1,530	—	—	—	1,530
Net settlement of restricted stock awards	36,824	—	(163)	—	—	—	(163)
Restricted stock awards issued under incentive plan	—	—	236		—	—	236
Restricted stock awards granted	14,823	—	—	—	—	—	—
Forfeiture of restricted stock awards	(404)	—	—	—	—	—	—
Net exercises of stock options	40,557	1	529	—	—	—	530
Reclassification to other liabilities	—	—	—	—	—	(328)	(328)
Cumulative effect adjustment of adoption of accounting principle	—	—	—	198	—	—	198
Repurchase of U.S. Treasury warrant	—	$—	$(1,671)	$—	$—	$—	(1,671)
Balance at September 30, 2017	23,215,318	$232	$711,377	$(226,252)	$(1,096)	$—	$484,261

See accompanying notes to unaudited consolidated financial statements.

4

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2017 and 2016

(unaudited)	Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016
Cash flows from operating activities
Net income from continuing operations	$19,156	$50,402
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,172	2,146
Deferred income tax expense	8,997	(67,536)
Accretion and amortization of fair value adjustments	(2,246)	(798)
Amortization of core deposit intangible	394	—
Provision for loan losses	9	10,704
Share-based compensation expense	1,530	1,532
Net amortization of premiums and accretion of discounts on investment securities available for sale	4,587	1,541
Unrealized (gain) loss on investment securities available for sale	(2,049)	—
Earnings from bank-owned life insurance	(1,327)	(1,046)
Gain on sale of investment securities available for sale	(977)	(15)
Impairments on and gains and losses from sales of other real estate owned and repossessed assets	63	56
Impairments on and gains and losses from sales of premises and equipment	(15)	41
Gain on sale of loans	(38)	—
Changes in:
Interest receivable	133	(625)
Other assets	(768)	10,883
Interest payable	(17)	(103)
Other liabilities	1,418	(37,483)
Net cash provided by operating activities - continuing operations	31,022	(30,301)
Net cash provided by operating activities - discontinued operations	9,796	1,835
Cash provided by operating activities	40,818	(28,466)
Cash flows from investing activities
Cash acquired in acquisition	—	69,241
Proceeds from maturities and calls of investment securities available for sale	34,202	27,002
Proceeds from sale of investment securities available for sale	34,473	31,632
Purchase of investment securities available for sale	(56,512)	(46,943)
Proceeds from sale of restricted equity securities	18,573	11,317
Purchase of restricted equity securities	(16,303)	(25,962)
Proceeds from sale of guaranteed student loans	20,000	—
Net decrease (increase) in loans	(3,801)	(107,841)
Proceeds from sale of other real estate owned and repossessed assets, net	1,769	12,078
Purchases of premises and equipment, net	(339)	(1,788)
Net cash provided by (used in) investing activities - continuing operations	32,062	(31,264)
Net cash (used in) investing activities - discontinued operations	—	1,473
Cash provided by (used in) investing activities	32,062	(29,791)
Cash flows from financing activities
Net increase (decrease) in deposits	33,420	(74,615)
Net (decrease) increase in short-term Federal Home Loan Bank borrowings	(67,000)	172,500
Repayments of long term Federal Home Loan Bank borrowings	—	—
Net increase in other borrowings	—	8,405
Issuance of common stock related to bank acquisition	—	—
Proceeds from exercise of stock options	530	26
Repurchase of common stock in the settlement of restricted stock units	—	(970)
Repurchase of treasury warrants	(1,671)	—
Cash consideration paid in acquisition	—	(1)
Reclassification to other liabilities	—	—
Distributed non-controlling interest	—	(925)
Net cash (used in) provided by financing activities	(34,721)	104,420
Increase in cash and cash equivalents	38,159	46,163
Cash and cash equivalents at beginning of period	126,994	63,746
Cash and cash equivalents at end of period	$165,153	$109,909
Supplemental cash flow information:
Cash paid for interest	$14,870	$10,140
Cash paid for income taxes	$—	$79
Supplemental non-cash information:
Change in unrealized gain on investment securities available for sale, net of tax	$1,332	$2,828
Transfer from other real estate owned and repossessed assets to loans	$—	$1,194
Transfer from loans to other real estate owned and repossessed assets	$1,304	$5,003
Transfer from premises and equipment to other real estate owned and repossessed assets	—	734
Non-cash transaction related to the Merger
Assets acquired	—	1,094,987
Liabilities assumed	—	1,002,793

See accompanying notes to unaudited consolidated financial statements.

5

NOTE 1 - Basis of Presentation

Xenith Bankshares, Inc. ("Xenith Bankshares" or the "Company") is the bank holding company for Xenith Bank (the "Bank"), a Virginia-based institution headquartered in Richmond, Virginia. As of September 30, 2017, the Company, through the Bank, operated 40 full-service branches and two loan production offices. Xenith Bank is a commercial bank specifically targeting the banking needs of middle market and small business, local real estate developers and investors, and retail banking clients. The Bank offers marine finance floorplan and end-user loans through its Shore Premier Finance unit. Xenith Bank's regional area of operations spans from Baltimore, Maryland, to Raleigh and eastern North Carolina, complementing its significant presence in greater Washington, D.C., greater Richmond, Virginia, and greater Hampton Roads, Virginia.

On May 19, 2017, the Company and Union Bankshares Corporation ("Union") entered into of an Agreement and Plan of Reorganization (the "Union Merger Agreement"), pursuant to which, and subject to terms and conditions set forth therein, Xenith Bankshares will merge with and into Union (the "Union Merger"), with Union surviving in the Union Merger. Pursuant to the Union Merger Agreement at the effective time of the Union Merger, holders of Xenith Bankshares' common stock will receive the right to 0.9354 shares of Union common stock in exchange for each share of the common stock outstanding at the effective time of the Union Merger, with cash paid in lieu of fractional shares.

The Company and Union have received regulatory approval for the Union Merger from the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission. In addition, the shareholders of both the Company and Union have approved the Union Merger. The completion of the Union Merger is subject to certain normal and customary closing conditions, and it is currently anticipated that the closing of the Union Merger will occur during early January 2018.

Effective July 29, 2016, the Company (previously, Hampton Roads Bankshares, Inc.) completed its merger (the "Legacy Xenith Merger") with legacy Xenith Bankshares, Inc. ("Legacy Xenith"), pursuant to an Agreement and Plan of Reorganization (the "Legacy Xenith Merger Agreement"), dated as of February 10, 2016, by and between the Company and Legacy Xenith. At the effective time of the Legacy Xenith Merger, Legacy Xenith merged with and into the Company, with the Company surviving the Legacy Xenith Merger. Also at the effective time of the Legacy Xenith Merger, the Company changed its name from "Hampton Roads Bankshares, Inc." to "Xenith Bankshares, Inc." and changed its ticker symbol to "XBKS."

Pursuant to the Legacy Xenith Merger Agreement, holders of Legacy Xenith common stock, par value $1.00 per share, received 4.4 shares of common stock of the Company, par value $0.01 per share (the "common stock"), for each share of Legacy Xenith common stock held immediately prior to the effective time of the Legacy Xenith Merger, with cash paid in lieu of fractional shares.

Pursuant to the Legacy Xenith Merger Agreement and immediately following the completion of the Legacy Xenith Merger, legacy Xenith Bank, a Virginia banking corporation and wholly-owned subsidiary of Legacy Xenith, merged (the "Bank Merger") with and into the Bank, with the Bank surviving the Bank Merger. In connection with the Bank Merger, the Bank changed its name from "The Bank of Hampton Roads" to "Xenith Bank."

Unless otherwise stated herein or the context otherwise requires, references herein to "the Company" prior to the effective time of the Legacy Xenith Merger are to Hampton Roads Bankshares, Inc. and its wholly-owned subsidiaries, and references to "the Bank" are to The Bank of Hampton Roads. Unless otherwise stated herein or the context otherwise requires, references herein to "the Company" after the effective time of the Legacy Xenith Merger are to Xenith Bankshares, Inc. (f/k/a Hampton Roads Bankshares, Inc.) and its wholly-owned subsidiaries, and references to "the Bank" are to Xenith Bank (f/k/a The Bank of Hampton Roads). Information presented herein as of and for the three- and nine-month periods ended September 30, 2016 includes the operations of Legacy Xenith for the period since the effective time of the Legacy Xenith Merger, July 29, 2016.

6

In September 2016, the Company decided to cease operations of its mortgage banking business. In connection with this decision, the Bank entered into a definitive asset purchase agreement to sell certain assets of Gateway Bank Mortgage, Inc., a wholly-owned subsidiary of the Bank ("GBMI"), and to transition GBMI's operations, which included originating, closing, funding and selling first lien residential mortgage loans, to an unrelated party (the "GBMI Sale"). The completion of the GBMI Sale occurred on October 17, 2016. The operations of GBMI have been reported as discontinued operations for all periods presented herein.

On December 13, 2016 a reverse stock split of the Company's outstanding shares of common stock at a ratio of 1-for-10 (the "Reverse Stock Split"), which had been previously approved by the Company's shareholders, became effective. No fractional shares were issued in the Reverse Stock Split, rather shareholders of fractional shares received a cash payment based on the closing price of the common stock as of the date of the Reverse Stock Split. The par value of each share of common stock remained unchanged at $0.01 per share and the number of authorized shares was not affected. References made to outstanding shares or per share amounts in the accompanying consolidated financial statements and disclosures have been retroactively adjusted to reflect the Reverse Stock Split, unless otherwise noted.

In December 2008, the Company entered into a Letter Agreement and Securities Purchase Agreement – Standard Terms with the United States Department of the Treasury (the “Treasury”), pursuant to which the Treasury purchased (i) shares of the Company’s preferred stock and (ii) a warrant to purchase shares of the Company’s common stock (the “Warrant”). On September 13, 2017, the Company repurchased the Warrant from the Treasury for an aggregate cash purchase price of $1.7 million, the fair market value of the Warrant as agreed upon by the Company and the Treasury, and canceled the Warrant. Following the Company’s repurchase of the Warrant, the Treasury has no remaining equity interest in the Company.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial reporting and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the financial statements reflect all adjustments (consisting of a normal recurring nature) considered necessary for a fair presentation. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the full year. The Company has one banking subsidiary, the Bank, which constitutes substantially all of the Company's assets and operations.

Certain comparative balances have been reclassified to reflect current presentation. Any reclassification had no effect on total assets, total shareholders' equity or net income. All dollar amounts included in the tables in these notes are in thousands, except per share data, unless otherwise stated.

For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make assumptions, judgments and estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses, the valuation of other real estate owned and repossessed assets, the valuation of net deferred tax assets, the determination of fair value for financial instruments, and the determination of fair values of loans and other assets acquired and liabilities assumed in the Legacy Xenith Merger.

7

Recent Accounting Pronouncements

During the second quarter of 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 represents a comprehensive reform of many of the revenue recognition requirements in GAAP. ASU 2014-09 creates a new topic Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers ("ASC 606"). ASC 606 will supersede the current revenue recognition requirements in ASC 605, Revenue Recognition, and will supersede or amend much of the industry-specific revenue recognition guidance found throughout the ASC. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASC 606 creates a five-step process for achieving that core principle: (1) identifying the contract with the customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations; and (5) recognizing revenue when an entity has completed the performance obligations. ASC 606 also requires additional disclosures that allow users of the financial statements to understand the nature, timing and uncertainty of revenue and cash flows resulting from contracts with customers. The effective date of ASC 606 is for the year beginning January 1, 2018. The new revenue standard permits the use of retrospective or cumulative effect transition methods. The Company has evaluated those revenue types that are specifically excluded from the application of ASC 606, including the majority of the Company's contracts with customers (i.e., financial instruments), and does not expect the adoption of this standard to have a material effect on the Company's consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which is intended to improve the accounting for share-based payment transactions as part of the FASB's simplification initiative. ASU 2016-09 changes seven aspects of the accounting for share-based payment award transactions, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes; (6) practical expedient - expected term (nonpublic entities only); and (7) intrinsic value (nonpublic entities only). ASU 2016-09 is effective for fiscal years beginning after December 15, 2016 and interim periods within those years.

In accordance with ASU 2016-09, and beginning in 2017, the Company recognizes excess tax benefits and tax deficiencies as income tax benefit or expense, respectively, in the reporting period in which they occur. Prior to the adoption of this standard, the Company recognized excess tax benefits as capital surplus only when the amounts reduced taxes payable. The adoption of the standard resulted in a cumulative effect adjustment to accumulated deficit of $198 thousand, which represents the amount of excess tax benefits that had not been previously recognized due to the Company's net operating loss position.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"), which provides a new framework for determining whether transactions should be accounted for as acquisitions or dispositions of assets or businesses. ASU 2017-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Entities may early adopt ASU 2017-01 and apply it to transactions that have not been reported in financial statements that have been issued or made available for issuance. The Company believes the adoption of this standard will not have a material effect on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which requires an entity to no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. ASU 2017-04 is effective for annual and interim periods in fiscal years beginning after December 15, 2019. Entities may early adopt the standard for goodwill impairment tests with measurement dates after January 1, 2017. The Company believes the adoption of this standard will not have a material effect on its consolidated financial statements.

8

In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting ("ASU 2017-09"), which clarifies what constitutes a modification of a share-based payment award. ASU 2017-09 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an annual period for which financial statements (interim or annual) have not been issued or made available for issuance. The Company believes the adoption of this standard will not have a material effect on its consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities ("ASU 2017-12"), which changes the recognition and presentation requirements of hedge accounting, including eliminating the requirement to separately measure and report hedge ineffectiveness and presenting all items that affect earnings in the same income statement line as the hedged item. The ASU also provides new alternatives for applying hedge accounting to additional hedging strategies, measuring the hedged items in fair value hedges of interest rate risk, reducing the cost and complexity of applying hedge accounting by easing the requirements for effectiveness testing, hedge documentation and application of the critical terms match method, and reducing the risk of material error correction if a company applies the shortcut method inappropriately. ASU 2017-12 is effective for annual and interim periods in fiscal years beginning after December 15, 2018. The Company has not begun its evaluation of the effect this standard will have on its consolidated financial statements.

9

NOTE 2 - Business Combination

The Company has accounted for the Legacy Xenith Merger under the acquisition method of accounting, in accordance with ASC Topic 805, Business Combinations, whereby the acquired assets and assumed liabilities are recorded by the Company at their estimated fair values as of the effective date of the Legacy Xenith Merger, which was July 29, 2016.

The Legacy Xenith Merger combined two banks with complementary capabilities and geographical focus, therefore providing the opportunity for the organization to leverage its existing infrastructure, including people, processes and systems, across a larger asset base.

In accordance with the framework established by ASC Topic 820, Fair Value Measurements and Disclosure, the Company used a fair value hierarchy to prioritize the information used to form assumptions and estimates in determining fair values. These fair value hierarchies are further discussed in "Note 14 - Fair Value Measurements" in these consolidated financial statements.

The following table presents the summary unaudited balance sheet of Legacy Xenith as of the date of the Legacy Xenith Merger inclusive of the estimated fair value adjustments and the allocation of consideration paid in the Legacy Xenith Merger to the acquired assets and assumed liabilities. The allocation resulted in goodwill of $26.9 million, which represents the growth opportunities and franchise value the Bank has in the markets it serves.

10

Fair value of assets acquired:
Cash and cash equivalents	$69,241
Securities	139,025
Loans	827,987
Premises and equipment	6,180
Other real estate owned	738
Core deposit intangible	4,006
Accrued interest receivable	4,464
Deferred tax asset	5,156
Bank owned life insurance	19,917
Other assets	17,879
Total assets	$1,094,593
Fair value of liabilities assumed:
Deposits	$956,078
Accrued interest payable	285
Supplemental executive retirement plan	2,162
Borrowings	36,533
Other liabilities	8,112
Total liabilities	$1,003,170
Net identifiable assets acquired	$91,423

Consideration paid:
Company's common shares issued (1)	58,915,439
Purchase price per share (2)	$1.97
Value of common stock issued	$116,063
Estimated fair value of stock options	2,290
Cash in lieu of fractional shares	1
Total consideration paid	118,354
Goodwill	$26,931

(1) The issuance of shares of common stock in the Legacy Xenith Merger preceded the Reverse Stock Split and the number of shares of common stock is presented on a pre-Reverse Stock Split basis.

(2) The value of the shares of common stock exchanged for shares of Legacy Xenith common stock was based upon the closing price of common stock at July 28, 2016, the last trading day prior to the date of completion of the Legacy Xenith Merger.

The following table presents the purchased performing and purchased impaired loans receivable at the date of the Legacy Xenith Merger and the fair value adjustments recorded immediately following the Legacy Xenith Merger:

	Purchased Performing	Purchased Impaired	Total
Principal payments receivable	$830,613	$9,851	$840,464
Fair value adjustment - credit and interest	(9,318)	(3,159)	(12,477)
Fair value of acquired loans	$821,295	$6,692	$827,987

11

NOTE 3 - Discontinued Operations

In connection with the GBMI Sale, GBMI ceased taking new mortgage loan applications, and all applications with prospective borrowers that were in process at the completion of the GBMI Sale were managed by GBMI through funding and sale to investors in the ordinary course of business. The decision to exit the mortgage business was based on a number of factors, including the costs of regulatory compliance and the scale required to be competitive. Proceeds from the GBMI Sale, which included the sale of certain fixed assets, were $87 thousand.

As of December 31, 2016, there were no remaining loans to be funded and $9.9 million of loans related to GMBI were held for sale to investors, which are included in assets from discontinued operations in the Company's consolidated balance sheet as of December 31, 2016. As of the end of the first quarter of 2017, the operations of GBMI had been transitioned to the purchaser and there were no remaining loans held for sale and no assets remaining related to GBMI. Management believes, as of September 30, 2017, there are no significant on-going obligations with respect to the mortgage banking business that have not been recorded in the Company's consolidated financial statements. As of September 30, 2017, the Company had a liability of $672 thousand recorded as liabilities of discontinued operations on its consolidated balance sheets, which is a reserve for any future obligations.

The following table presents summarized operating results of the discontinued operations for the period stated:

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net interest income	$7	$133	$11	$440
Provision for loan losses	—	(3)	(5)	(22)
Net interest income after provision for loan losses	7	136	16	462
Noninterest income	—	6,760	164	16,987
Noninterest expense:
Salaries and employee benefits	(1)	3,901	247	10,368
Professional and consultant fees		73	5	204
Occupancy	2	176	7	590
Data processing	—	146	51	371
Equipment	10	13	2	56
Advertising and marketing	—	137	6	568
Other	22	439	124	1,392
Total noninterest expense	33	4,885	442	13,549
Net (loss) income before provision for income taxes	(26)	2,011	(262)	3,900
(Benefit) provision for income taxes	(5)	842	(65)	877
Net (loss) income	(21)	1,169	(197)	3,023
Net (loss) income attributable to non-controlling interest	(14)	806	(129)	1,556
Net (loss) income attributable to Xenith Bankshares, Inc.	$(7)	$363	$(68)	$1,467

NOTE 4 - Cash Reserves

To comply with regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirements for the periods closest to September 30, 2017 and December 31, 2016 were $62.9 million and $63.9 million, respectively. The Bank was in compliance with these requirements at September 30, 2017 and December 31, 2016.

12

NOTE 5 - Investment Securities

The following table presents amortized cost, gross unrealized gains and losses, and fair values of investment securities available for sale as of the dates stated:

	September 30, 2017
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value
Mortgage-backed securities
Agencies	$127,298	$450	$495	$127,253
Collateralized	63,716	68	800	62,984
Collateralized mortgage obligations	27,194	41	176	27,059
Asset-backed securities	6,686	—	75	6,611
Municipals
Tax-exempt	63,486	32	719	62,799
Taxable	17,958	—	277	17,681
Corporate bonds	975	—	—	975
Equity securities	141	265	—	406
Total securities available for sale	$307,454	$856	$2,542	$305,768

	December 31, 2016
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value
Mortgage-backed securities
Agencies	$135,054	$793	$957	$134,890
Collateralized	63,837	61	1,145	62,753
Collateralized mortgage obligations	19,626	288	104	19,810
Asset-backed securities	14,866	—	108	14,758
Municipals
Tax-exempt	67,738	—	2,983	64,755
Taxable	18,105	1	430	17,676
Corporate bonds	983	1	—	984
Equity securities	969	848	—	1,817
Total securities available for sale	$321,178	$1,992	$5,727	$317,443

As of September 30, 2017 and December 31, 2016, the Company had available-for-sale securities with a fair value of $60.3 million and $83.0 million, respectively, pledged as collateral for public deposits, borrowings and other depositor requirements.

Unrealized Losses

The following tables present the fair values and gross unrealized losses aggregated by investment category and length of time and the number of individual securities that have been in a continuous unrealized loss position as of the dates stated:

13

		September 30, 2017
		Less than 12 Months		12 Months or More		Total
	Number of		Unrealized		Unrealized		Unrealized
	Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Mortgage-backed securities
Agencies	16	$49,514	$356	$11,389	$139	$60,903	$495
Collateralized	17	13,199	150	29,956	650	43,155	800
Collateralized mortgage obligations	7	25,499	176	—	—	25,499	176
Asset-backed securities	2	—	—	6,611	75	6,611	75
Municipals
Tax-exempt	36	8,998	143	8,682	134	17,680	277
Taxable	10	13,937	82	37,302	637	51,239	719
Total securities available for sale	88	$111,147	$907	$93,940	$1,635	$205,087	$2,542

		December 31, 2016
		Less than 12 Months		12 Months or More		Total
	Number of		Unrealized		Unrealized		Unrealized
	Securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Mortgage-backed securities
Agencies	33	$88,315	$945	$695	$12	$89,010	$957
Collateralized	19	42,272	1,145	—	—	42,272	1,145
Collateralized mortgage obligations	6	7,216	104	—	—	7,216	104
Asset-backed securities	6	5,443	64	9,315	44	14,758	108
Municipals
Tax-exempt	44	64,755	2,983	—	—	64,755	2,983
Taxable	9	17,149	430	—	—	17,149	430
Total securities available for sale	117	$225,150	$5,671	$10,010	$56	$235,160	$5,727

Management evaluates investment securities for other-than-temporary impairment ("OTTI") at least quarterly and more frequently when economic or market conditions warrant such an evaluation. In evaluating OTTI, management considers many factors, including: (1) the length of time and the extent to which fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; (3) whether the market decline was affected by macroeconomic conditions; and (4) whether the Company has the intent to sell the security or it is more likely than not that it will be required to sell the security before its anticipated recovery. The assessment of whether an OTTI decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

In instances where an unrealized loss did occur, there was no indication of an adverse change in credit on any of the underlying securities noted in the tables above, and management believes no individual unrealized loss represented an OTTI as of those dates. The Company does not intend to sell, and it is not more likely than not that it will be required to sell, the investment securities before the recovery of their amortized cost basis, which may be at maturity.

Maturities of Investment Securities

The following table presents the amortized cost and fair value by contractual maturity of investment securities available for sale as of the dates stated. Expected maturities may differ from contractual maturities, as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities that are not due at a single maturity date and equity securities that do not have contractual maturities are shown separately.

14

	September 30, 2017		December 31, 2016
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
Municipals
Due in one year or less	$254	$254	$502	$502
Due after one year but less than five years	14,121	13,950	11,300	11,072
Due after five years but less than ten years	64,487	63,732	69,900	66,880
Due after ten years	2,582	2,544	4,141	3,977
Mortgage-backed securities
Agencies	127,298	127,253	135,054	134,890
Collateralized	63,716	62,984	63,837	62,753
Collateralized mortgage obligations	27,194	27,059	19,626	19,810
Corporate Bonds	975	975	983	984
Asset-backed securities	6,686	6,611	14,866	14,758
Equity securities	141	406	969	1,817
Total securities available for sale	$307,454	$305,768	$321,178	$317,443

Restricted Equity Securities

The Company's holds stock in the Federal Home Loan Bank ("FHLB") in the amount of $7.4 million and $10.1 million at September 30, 2017 and December 31, 2016, respectively. FHLB stock is generally viewed as a long-term investment and as a restricted investment security, as it is required to be held in order to access FHLB advances (i.e., borrowings). The Company earns dividends from its investment in FHLB stock, and for the three months and nine months ended September 30, 2017 recorded an annualized dividend rate of 5.16% and 5.05%, respectively. The investment in FHLB stock is carried at cost as there is no active market or exchange for the stock other than the FHLB or member institutions.

The Company holds stock in the Federal Reserve Bank ("FRB") in the amount of $14.5 million and $14.0 million at September 30, 2017 and December 31, 2016, respectively. FRB stock is generally viewed as a long-term investment and as a restricted investment security, as it is required to be held to effect membership in the Federal Reserve. It is carried at cost as there is not an active market or exchange for the stock other than the FRB or member institutions.

The remaining restricted stock held by the Company, in the amount of $178 thousand at September 30, 2017 and December 31, 2016, is stock in other banks with which the Bank conducts or has the ability to conduct correspondent activity. These investments are also carried at cost as there is no readily available market for these securities.

15

NOTE 6 - Loans and Allowance for Loan Losses

Loans are carried at their unpaid principal amount outstanding net of unamortized fees and origination costs, partial charge-offs, if any, and in the case of acquired loans, unaccreted fair value or purchase accounting adjustments. All lending decisions are based upon a thorough evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan.

The Company makes owner-occupied real estate ("OORE") loans, which are secured in part by the real estate that is generally the offices or production facilities of the borrower. In some cases, the real estate is not held by the commercial enterprise, rather it is owned by the principals of the business or an entity controlled by the principals. The Company classifies OORE loans as commercial and industrial, as the primary source of repayment of the loan is generally dependent on the financial performance of the commercial enterprise occupying the property, with the real estate being a secondary source of repayment.

The Company held guaranteed student loans ("GSLs"), which were originated under the Federal Family Education Loan Program ("FFELP"), authorized by the Higher Education Act of 1965, as amended. Pursuant to the FFELP, the student loans are substantially guaranteed by a guaranty agency and reinsured by the U.S. Department of Education. The Company had an agreement with a third-party servicer of student loans to provide all day-to-day operational requirements for the servicing of the loans. The GSLs carried a nearly 98% guarantee of principal and accrued interest. The GSLs were acquired in the Legacy Xenith Merger, and the carrying amount of the GSLs approximated the guaranteed portion of the loans. In each of the three-month periods ended June 30, 2017 and March 31, 2017, the Company sold a portion of the GSLs. In both periods, the proceeds from the sales were $9.9 million, and the gain on the sales was $19 thousand, which is recorded in noninterest income on the Company's consolidated statements of income. At September 30, 2017, GSLs are reported as held for sale in the consolidated balance sheet, as the Company had entered into an agreement to sell the remaining GSLs subsequent to September 30, 2017. Such sale occurred in October 2017, and the Company recorded a gain of $214 thousand on the sale.

The following table presents the Company's composition of loans as of the dates stated:

	September 30, 2017	December 31, 2016
Commercial & Industrial	$766,506	$895,952
Construction	274,441	257,712
Commercial real estate	655,001	585,727
Residential real estate	390,071	405,291
Consumer	336,832	274,008
Guaranteed student loans	—	44,043
Deferred loan fees and related costs	1,289	1,323
Total loans	$2,424,140	$2,464,056

As of September 30, 2017 and December 31, 2016, the Company had $585.4 million and $625.0 million, respectively, of loans pledged to the FRB and the FHLB as collateral for borrowings.

Acquired Loans

Acquired loans are initially recorded at estimated fair value as of the date of acquisition; therefore, any related allowance for loan losses is not carried over or established at acquisition. The difference between contractually required amounts receivable and the acquisition date fair value of loans that are not deemed credit-impaired at acquisition is accreted (recognized) into income over the life of the loan either on a straight-line basis or based on the underlying principal payments on the loan. Any deterioration in credit quality subsequent to acquisition for loans with remaining discounts is reflected in the allowance for loan losses at such time the remaining purchase accounting adjustment (discount) for the acquired loans is inadequate to cover the allowance needs of these loans.

16

Loans acquired with evidence of credit deterioration since origination and for which it is probable at the date of acquisition that contractually required principal and interest payments will not be collected are accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30"). A portion of the loans acquired in the Legacy Xenith Merger were deemed to be purchased credit-impaired loans qualifying for accounting under ASC 310-30.

In applying ASC 310-30 to acquired loans, the Company must estimate the amount and timing of cash flows expected to be collected. The estimation of the amount and timing of expected cash flows to be collected requires significant judgment, including default rates, the amount and timing of prepayments, and the value and timing of the liquidation of underlying collateral, in addition to other factors.

ASC 310-30 requires periodic re-evaluation of expected cash flows for purchased credit-impaired loans subsequent to acquisition date. Decreases in expected cash flows attributable to credit will generally result in an impairment charge to earnings such that the accretable yield remains unchanged. Increases in expected cash flows will result in an increase in the accretable yield recognized in income over the remaining period of expected cash flows from the loan. Any impairment charge recorded as a result of a re-evaluation is recorded as an increase in the allowance for loan and lease losses.

Acquired loans for which the amount or timing of cash flows cannot be predicted are accounted for under the cost recovery method, whereby principal and interest payments received reduce the carrying value of the loan until such amount has been received. Amounts received in excess of the carrying value are reported in interest income.

17

Allowance for Loan Losses

The following table presents the allowance for loan loss activity by loan type for the periods stated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Balance at beginning of period	$17,027	$22,903	$21,940	$23,157
Charge-offs:
Commercial & Industrial	186	84	5,199	1,160
Construction	6	—	61	635
Commercial real estate	21	—	743	663
Residential real estate	1,355	340	1,690	2,234
Consumer	8	3	671	45
Overdrafts	52	43	162	106
Total charge-offs	1,628	470	8,526	4,843
Recoveries:
Commercial & Industrial	418	173	840	2,833
Construction	37	167	732	911
Commercial real estate	95	11	398	341
Residential real estate	116	253	613	603
Consumer	183	7	221	23
Overdrafts	17	1	38	1
Total recoveries	866	612	2,842	4,712
Net charge-offs	762	(142)	5,684	131
Provision for loan losses	—	10,685	9	10,704
Balance at end of period	$16,265	$33,730	$16,265	$33,730

The Company had recorded no allowance for loan losses on its GSL portfolio, as the carrying amount of the portfolio approximated the portion of the loans subject to federal guarantee.

18

The following tables present the allowance for loan lease losses, with the amount independently and collectively evaluated for impairment, and loan balances by loan type as of the dates stated:

	September 30, 2017
		Individually Evaluated	Collectively Evaluated
	Total Amount	for Impairment	for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$—	$—	$—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	9	9	—
Consumer	—	—	—
Total purchased credit-impaired loans	9	9	—
Originated and other purchased loans
Commercial & Industrial	2,381	172	2,209
Construction	1,613	240	1,373
Commercial real estate	3,320	654	2,666
Residential real estate	3,126	1,306	1,820
Consumer	1,876	—	1,876
Unallocated qualitative	3,940	—	3,940
Total originated and other purchased loans	16,256	2,372	13,884
Total allowance for loan losses	$16,265	$2,381	$13,884
Loan balances applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$758	$758	$—
Construction	935	935	—
Commercial real estate	987	987	—
Residential real estate	1,618	1,618	—
Consumer	45	45	—
Total purchased credit-impaired loans	4,343	4,343	—
Originated and other purchased loans
Commercial & Industrial	765,748	15,643	750,105
Construction	273,506	7,030	266,476
Commercial real estate	654,014	7,284	646,730
Residential real estate	388,453	11,312	377,141
Consumer	336,787	213	336,574
Deferred loan fees and related costs	1,289	—	1,289
Total originated and other purchased loans	2,419,797	41,482	2,378,315
Total loans	$2,424,140	$45,825	$2,378,315

19

	December 31, 2016
		Individually Evaluated	Collectively Evaluated
	Total Amount	for Impairment	for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$—	$—	$—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Total purchased credit-impaired loans	—	—	—
Originated and other purchased loans
Commercial & Industrial	5,816	3,327	2,489
Construction	1,551	161	1,390
Commercial real estate	2,410	734	1,676
Residential real estate	5,205	1,275	3,930
Consumer	1,967	606	1,361
Guaranteed student loans	—	—	—
Unallocated qualitative	4,991	—	4,991
Total originated and other purchased loans	21,940	6,103	15,837
Total allowance for loan losses	$21,940	$6,103	$15,837
Loan balances applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$897	$897	$—
Construction	992	992	—
Commercial real estate	1,090	1,090	—
Residential real estate	2,122	2,122	—
Consumer	55	55	—
Total purchased credit-impaired loans	5,156	5,156	—
Originated and other purchased loans
Commercial & Industrial	895,055	24,052	871,003
Construction	256,720	7,982	248,738
Commercial real estate	584,637	9,184	575,453
Residential real estate	403,169	12,637	390,532
Consumer	273,953	1,551	272,402
Guaranteed student loans	44,043	—	44,043
Deferred loan fees and related costs	1,323	—	1,323
Total originated and other purchased loans	2,458,900	55,406	2,403,494
Total loans	$2,464,056	$60,562	$2,403,494

20

The following tables present the loans that were individually evaluated for impairment as of the dates and for the periods stated. The tables present those loans with and without an allowance and various additional data.

	September 30, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	$758	$1,099	$—
Construction	935	1,389	—
Commercial real estate	987	1,402	—
Residential real estate	1,571	2,067	—
Consumer	45	80	—
Originated and other purchased loans
Commercial & Industrial	10,871	12,398	—
Construction	6,559	15,513	—
Commercial real estate	5,026	5,745	—
Residential real estate	5,518	7,015	—
Consumer	213	235	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	—	—	—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	47	65	9
Consumer	—	—	—
Originated and other purchased loans
Commercial & Industrial	4,772	4,772	172
Construction	471	471	240
Commercial real estate	2,258	2,258	654
Residential real estate	5,794	5,832	1,306
Consumer	—	—	—
Total loans individually evaluated for impairment	$45,825	$60,341	$2,381

21

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	$897	$1,298	$—
Construction	992	1,448	—
Commercial real estate	1,090	1,520	—
Residential real estate	2,122	2,989	—
Consumer	55	92	—
Originated and other purchased loans
Commercial & Industrial	12,809	14,185	—
Construction	7,078	16,327	—
Commercial real estate	7,131	9,214	—
Residential real estate	7,038	7,816	—
Consumer	8	28	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	—	—	—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Originated and other purchased loans
Commercial & Industrial	11,243	16,297	3,327
Construction	904	1,054	161
Commercial real estate	2,053	2,053	734
Residential real estate	5,599	5,631	1,275
Consumer	1,543	1,546	606
Total loans individually evaluated for impairment	$60,562	$81,498	$6,103

22

	Three Months Ended September 30,
	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	$769	$—	$878	$1
Construction	944	—	1,826	6
Commercial real estate	998	—	1,608	12
Residential real estate	1,659	5	2,368	6
Consumer	46	1	17	—
Originated and other purchased loans
Commercial & Industrial	11,221	58	12,664	74
Construction	6,568	70	5,395	48
Commercial real estate	4,409	52	8,007	68
Residential real estate	6,159	15	6,396	1
Consumer	222	—	14	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	—	—	—	—
Construction	—	—	—	—
Commercial real estate	—	—	—	—
Residential real estate	48	—	—	—
Consumer	—	—	—	—
Originated and other purchased loans
Commercial & Industrial	4,808	47	16,391	51
Construction	488	—	10,297	3
Commercial real estate	2,260	12	2,229	3
Residential real estate	5,823	31	5,148	43
Consumer	—	—	1,393	—
Total loans individually evaluated for impairment	$46,422	$291	$74,631	$316

23

	Nine Months Ended September 30,
	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	$801	$—	$878	$1
Construction	963	—	1,826	6
Commercial real estate	1,031	—	1,608	12
Residential real estate	1,951	25	2,368	6
Consumer	51	3	17	—
Originated and other purchased loans
Commercial & Industrial	11,321	173	12,839	224
Construction	6,760	210	5,478	144
Commercial real estate	5,199	155	8,101	204
Residential real estate	6,217	46	6,466	4
Consumer	223	—	14	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	—	—	—	—
Construction	—	—	—	—
Commercial real estate	—	—	—	—
Residential real estate	51	—	—	—
Consumer	—	—	—	—
Originated and other purchased loans
Commercial & Industrial	4,894	140	16,721	153
Construction	496	—	14,485	7
Commercial real estate	2,319	37	2,316	9
Residential real estate	5,850	94	5,345	131
Consumer	—	—	1,412	—
Total loans individually evaluated for impairment	$48,127	$883	$79,874	$901

The following table presents accretion of acquired loan discounts for the periods stated. The amount of accretion recognized in the periods is dependent on discounts recorded to reflect acquired loans at their estimated fair values as of the date of the Legacy Xenith Merger. The amount of accretion recognized within a period is based on many factors, including, among other factors, loan prepayments and curtailments; therefore, amounts recognized are subject to volatility.

24

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Balance at beginning of period	$6,472	$—	$9,030	$—
Additions	—	11,584	—	11,584
Accretion (1)	(594)	(1,509)	(2,630)	(1,509)
Disposals (2)	(201)	—	(723)	—
Balance at end of period	$5,677	$10,075	$5,677	$10,075

(1) Accretion amounts are reported in interest income.

(2) Disposals represent the reduction of purchase accounting adjustments (loan discounts) due to the resolution of acquired loans at amounts less than the contractually-owed receivable.

Of the $12.5 million fair value adjustment recorded as part of the Legacy Xenith Merger, $3.2 million was related to $9.9 million of purchased credit-impaired loans. As of September 30, 2017, the remaining carrying value and fair value adjustment on the purchased credit-impaired loans were $4.3 million and $1.8 million, respectively.

Management believes the Company's allowance for loan losses as of September 30, 2017 is adequate to absorb losses inherent in the portfolio. Although various data and information sources are used to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, if conditions, circumstances or events are substantially different from the assumptions used in making the assessments. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates. In addition, the allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available at the time of the examinations.

Impaired Loans

Total impaired loans were $45.8 million and $60.6 million at September 30, 2017 and December 31, 2016, respectively. Collateral dependent impaired loans were $36.7 million and $50.2 million at September 30, 2017 and December 31, 2016, respectively, and are measured at the estimated fair value of the underlying collateral less costs to sell. Impaired loans for which no allowance is provided totaled $32.5 million and $39.2 million at September 30, 2017 and December 31, 2016, respectively. Loans written down to their estimated fair value of collateral less costs to sell account for $7.3 million and $8.1 million of the impaired loans for which no allowance has been provided as of September 30, 2017 and December 31, 2016, respectively.

Nonperforming Assets

Nonperforming assets consist of nonaccrual loans and other real estate owned and repossessed assets. As of September 30, 2017, the Company had no loans other than GSLs, which are reported as held for sale, that were past due greater than 90 days and accruing interest.

25

The following table presents nonperforming assets as of the dates stated:

	September 30, 2017	December 31, 2016
Purchased credit-impaired loans:
Commercial & Industrial	$758	$897
Construction	935	992
Commercial real estate	987	1,090
Residential real estate	1,318	1,549
Consumer	33	39
Total purchased credit-impaired loans	4,031	4,567
Originated and other purchased loans:
Commercial & Industrial	5,782	11,805
Construction	2,027	2,830
Commercial real estate	2,257	3,686
Residential real estate	6,692	7,931
Consumer	213	1,551
Total originated and other purchased loans	16,971	27,803
Total nonaccrual loans	21,002	32,370
Other real estate owned	4,817	5,345
Total nonperforming assets	$25,819	$37,715

The following table presents a reconciliation of nonaccrual loans to impaired loans as of the dates stated:

	September 30, 2017	December 31, 2016
Nonaccrual loans	$21,002	$32,370
TDRs on accrual	24,513	27,603
Impaired loans on accrual	310	589
Total impaired loans	$45,825	$60,562

 The following table presents a rollforward of nonaccrual loans for the period stated:

	Commercial & Industrial	Construction	Commercial real estate	Residential real estate	Consumer	Total
Balance at December 31, 2016	$12,702	$3,822	$4,776	$9,480	$1,590	$32,370
Transfers in	4,169	468	1,294	5,005	491	11,427
Transfers to other real estate owned	—	(75)	—	(630)	—	(705)
Charge-offs	(5,196)	(62)	(742)	(1,688)	(838)	(8,526)
Payments	(4,343)	(1,191)	(1,587)	(2,569)	(980)	(10,670)
Return to accrual	(748)	—	(497)	(1,632)	(17)	(2,894)
Loan type reclassification	(44)	—	—	44	—	—
Balance at September 30, 2017	$6,540	$2,962	$3,244	$8,010	$246	$21,002

26

 Age Analysis of Past Due Loans

The following presents an age analysis of loans as of the dates stated:

	September 30, 2017
		30-89 days	90+ days	Total	Total
	Current	Past Due	Past Due	Past Due	Loans
Purchased credit-impaired loans:
Commercial & Industrial	$169	$—	$589	$589	$758
Construction	860	—	75	75	935
Commercial real estate	611	—	376	376	987
Residential real estate	1,200	87	331	418	1,618
Consumer	12	—	33	33	45
Total purchased credit-impaired loans	2,852	87	1,404	1,491	4,343
Originated and other purchased loans:
Commercial & Industrial	760,670	567	4,511	5,078	765,748
Construction	271,539	161	1,806	1,967	273,506
Commercial real estate	651,756	—	2,258	2,258	654,014
Residential real estate	380,395	3,485	4,573	8,058	388,453
Consumer	336,474	105	208	313	336,787
Guaranteed student loans	—	—	—	—	—
Deferred loan fees and related costs	1,289	—	—	—	1,289
Total originated and other purchased loans	2,402,123	4,318	13,356	17,674	2,419,797
Total loans	$2,404,975	$4,405	$14,760	$19,165	$2,424,140

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	December 31, 2016
		30-89 days	90+ days	Total	Total
	Current	Past Due	Past Due	Past Due	Loans
Purchased credit-impaired loans:
Commercial & Industrial	$145	$11	$741	$752	$897
Construction	774	181	37	218	992
Commercial real estate	1,090	—	—	—	1,090
Residential real estate	1,261	297	564	861	2,122
Consumer	16	—	39	39	55
Total purchased credit-impaired loans	3,286	489	1,381	1,870	5,156
Originated and other purchased loans:
Commercial & Industrial	883,531	1,714	9,810	11,524	895,055
Construction	254,058	53	2,609	2,662	256,720
Commercial real estate	580,355	2,911	1,371	4,282	584,637
Residential real estate	395,579	5,124	2,466	7,590	403,169
Consumer	272,147	1,630	176	1,806	273,953
Guaranteed student loans	30,909	5,562	7,572	13,134	44,043
Deferred loan fees and related costs	1,323	—	—	—	1,323
Total originated and other purchased loans	2,417,902	16,994	24,004	40,998	2,458,900
Total loans	$2,421,188	$17,483	$25,385	$42,868	$2,464,056

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Credit Quality

The following tables present information about the credit quality of the loan portfolio using the Company's internal rating system as an indicator as of the dates stated:

	September 30, 2017
		Special
	Pass	Mention	Substandard	Total
Purchased credit-impaired loans:
Commercial & Industrial	$—	$—	$758	$758
Construction	—	—	935	935
Commercial real estate	—	—	987	987
Residential real estate	—	203	1,415	1,618
Consumer	—	—	45	45
Total purchased credit-impaired loans	—	203	4,140	4,343
Originated and other purchased loans:
Commercial & Industrial	745,020	14,351	6,377	765,748
Construction	264,271	6,781	2,454	273,506
Commercial real estate	644,781	3,083	6,150	654,014
Residential real estate	354,201	19,961	14,291	388,453
Consumer	331,937	4,625	225	336,787
Deferred loan fees and related costs	1,289	—	—	1,289
Total originated and other purchased loans	2,341,499	48,801	29,497	2,419,797
Total loans	$2,341,499	$49,004	$33,637	$2,424,140

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	December 31, 2016
		Special
	Pass	Mention	Substandard	Total
Purchased credit-impaired loans:
Commercial & Industrial	$—	$—	$897	$897
Construction	—	—	992	992
Commercial real estate	—	—	1,090	1,090
Residential real estate	—	—	2,122	2,122
Consumer	—	—	55	55
Total purchased credit-impaired loans	—	—	5,156	5,156
Originated and other purchased loans:
Commercial & Industrial	873,180	9,391	12,484	895,055
Construction	247,335	6,460	2,925	256,720
Commercial real estate	571,781	3,689	9,167	584,637
Residential real estate	366,940	21,646	14,583	403,169
Consumer	270,919	1,467	1,567	273,953
Guaranteed student loans	44,043	—	—	44,043
Deferred loan fees and related costs	1,323	—	—	1,323
Total originated and other purchased loans	2,375,521	42,653	40,726	2,458,900
Total loans	$2,375,521	$42,653	$45,882	$2,464,056

Troubled Debt Restructuring ("TDRs")

Loans meeting the criteria to be classified as TDRs are included in impaired loans. The following table presents the number of and recorded investment in loans classified as TDRs by management as of the dates stated:

	September 30, 2017		December 31, 2016
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial & Industrial	9	$10,636	13	$13,067
Construction	5	5,065	5	5,225
Commercial real estate	6	5,026	7	5,498
Residential real estate	11	4,763	14	5,082
Consumer	—	—	—	—
Total	31	$25,490	39	$28,872

Of TDRs, amounts totaling $24.5 million were accruing and $977 thousand were nonaccruing at September 30, 2017, and $27.6 million were accruing and $1.3 million were nonaccruing at December 31, 2016. Loans classified as TDRs that are on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months before management considers whether such loans may return to accrual status. Loans classified as TDRs in nonaccrual status may be returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan in accordance with the modified terms. For the nine months ended September 30, 2017, none of the nonaccrual TDRs were returned to accrual status.

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The following table presents a rollforward of accruing and nonaccruing TDRs for the period stated:

	Accruing	Nonaccruing	Total
Balance at December 31, 2016	$27,603	$1,269	$28,872
Charge-offs	—	(7)	(7)
Payments	(3,090)	(285)	(3,375)
New TDR designation	—	—	—
Release TDR designation	—	—	—
Transfer	—	—	—
Balance at September 30, 2017	$24,513	$977	$25,490

The following table presents performing and nonperforming loans identified as TDRs, by loan type, as of the dates stated:

	September 30, 2017	December 31, 2016
Performing TDRs:
Commercial & Industrial	$9,861	$12,247
Construction	5,002	5,152
Commercial real estate	5,026	5,498
Residential real estate	4,624	4,706
Consumer	—	—
Total performing TDRs	24,513	27,603
Nonperforming TDRs:
Commercial & Industrial	775	820
Construction	63	73
Commercial real estate	—	—
Residential real estate	139	376
Consumer	—	—
Total nonperforming TDRs	977	1,269
Total TDRs	$25,490	$28,872

The allowance for loan losses allocated to TDRs was $850 thousand and $705 thousand at September 30, 2017 and December 31, 2016, respectively. TDR balances charged off were $7 thousand in the nine months ended September 30, 2017.

There were no loans designated as TDRs by management during the three and nine months ended September 30, 2017. For the three and nine months ended September 30, 2017, the Company had no loans for which there was a payment default and subsequent movement to nonaccrual status that were modified as TDRs within the previous 12 months. The Company had no commitments to lend additional funds to debtors owing receivables whose terms have been modified in TDRs at September 30, 2017 and December 31, 2016.

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NOTE 7 - Goodwill and Other Intangible Assets

Goodwill of $26.9 million and core deposit intangible of $4.0 million were recorded in the allocation of the purchase consideration in the Legacy Xenith Merger. The core deposit intangible is being amortized over approximately eight years on a straight-line basis.

The following table presents goodwill and other intangible assets as of the dates stated.

	September 30, 2017	December 31, 2016
Amortizable core deposit intangible:
Gross amount	$4,006	$4,006
Accumulated amortization	(613)	(219)
Net core deposit intangible	$3,393	$3,787
Goodwill	$26,931	$26,931

NOTE 8 - Other Real Estate Owned and Repossessed Assets

The following table presents a rollforward of other real estate owned and repossessed assets for the period stated:

Amount
Balance at December 31, 2016	$5,345
Transfers in (via foreclosure)	1,304
Sales	(1,769)
Gain on sales	74
Impairments	(137)
Balance at September 30, 2017	$4,817

As of September 30, 2017, there were $316 thousand of residential real estate properties included in the balance of other real estate owned and repossessed assets, and the Company held $1.4 million of residential mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process.

Other real estate owned and repossessed assets are presented net of a valuation allowance. The following table presents an analysis of the valuation allowance on these assets for the periods stated:

	September 30, 2017	September 30, 2016
Balance at beginning of year	$3,031	$9,875
Impairments	137	1,320
Charge-offs	(1,776)	(8,137)
Balance at end of period	$1,392	$3,058

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The following table presents amounts applicable to other real estate owned and repossessed assets included in the consolidated statements of income for the periods stated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Loss (gain) on sales	$(82)	$(52)	$(74)	$(1,208)
Impairments	34	737	137	1,320
Operating expenses	12	104	147	276
Total noninterest expense	$(36)	$789	$210	$388

NOTE 9 - Derivative Instruments

Derivatives are financial instruments whose value is based on one or more underlying assets. The Company, through GBMI, originated residential mortgage loans for sale into the secondary market on a best efforts basis. In connection with the underwriting process, the Company entered into commitments to lock-in the interest rate of the loan with the borrower prior to funding ("interest rate-lock commitments"). Generally, such interest rate-lock commitments were for periods less than 60 days. These interest rate-lock commitments are considered derivatives. The Company managed its exposure to changes in fair value associated with these interest rate-lock commitments by entering into simultaneous agreements to sell the residential loans to third-party investors shortly after their origination and funding. At September 30, 2017 and December 31, 2016, the Company had loans held for sale of $0 and $9.9 million, respectively, which were reported in assets from discontinued operations on the Company's consolidated balance sheet.

Under the contractual relationship in the best efforts method, the Company was obligated to sell the loans only if the loans closed. As a result of the terms of these contractual relationships, the Company was not exposed to changes in fair value nor would it realize gains or losses related to its interest rate-lock commitments due to subsequent changes in interest rates. At September 30, 2017 and December 31, 2016, the Company had interest rate-lock commitments to originate residential mortgage loans (unfunded par amount of loans) on a best efforts basis in the amounts of $0 and $1.4 million, respectively, which were reported as discontinued operations.

The Company has derivative financial instruments not designated as hedges and result from a service the Company provides to meet the needs of certain commercial customers. The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Derivative contracts are executed between the Company and certain commercial loan customers with offsetting positions to dealers under a back-to-back swap arrangement enabling the commercial loan customers to effectively exchange variable-rate interest payments under their existing obligations to the Company for fixed-rate interest payments. These derivatives do not meet hedge accounting requirements; therefore, changes in the fair value of both the customer derivative and the offsetting derivative are recognized in net income. For the nine months ended September 30, 2017 and 2016, the Company recorded $941 thousand and $35 thousand, respectively, of income related to its back-to-back interest rate swap program, which were included in other noninterest income on the consolidated statements of income.

The Company has minimum collateral requirements with its financial institution counterparties for these back-to-back interest rate swaps that contain provisions, whereby if the Company fails to maintain its status as a well or an adequately capitalized institution, the Company could be required to terminate or fully collateralize the derivative contract. Additionally, if the Company defaults on any of its indebtedness, including default where repayment has not been accelerated by the lender, the Company could also be in default on its derivative obligations. As of September 30, 2017, the Bank had cash and securities in the amount of $3.0 million pledged as collateral under the agreements. If the Company is not in compliance with the terms of the derivative agreements, it could be required to settle its obligations under the agreements at termination value.

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Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company's derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association (ISDA) master agreements, which include right of setoff provisions. In such cases there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. However, the Company has not offset financial instruments for financial reporting purposes.

The following tables present information about derivatives that are eligible for offset in the consolidated balance sheets as of the dates stated:

		Gross	Net Amounts	Gross Amounts
		Amounts	of Assets	Not Offset in the
	Gross	Offset in	Presented	Consolidated Balance Sheets
	Amounts	the	in the
	of	Consolidated	Consolidated		Cash and Security
	Recognized	Balance	Balance	Financial	Collateral	Net
	Assets	Sheets	Sheets	Instruments	Received	Amount
Derivative assets:
September 30, 2017
Interest rate swap agreements	$1,813	$—	$1,813	$128	$—	$1,685
December 31, 2016
Interest rate swap agreements	1,223	—	1,223	53	—	1,170

		Gross	Net Amounts	Gross Amounts
		Amounts	of Liabilities	Not Offset in the
	Gross	Offset in	Presented	Consolidated Balance Sheets
	Amounts	the	in the
	of	Consolidated	Consolidated		Cash and Security
	Recognized	Balance	Balance	Financial	Collateral	Net
	Liabilities	Sheets	Sheets	Instruments	Requirement	Amount
Derivative liabilities:
September 30, 2017
Interest rate swap agreements	$1,722	$—	$1,722	$128	$808	$786
December 31, 2016
Interest rate swap agreements	1,226	—	1,226	53	341	832

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NOTE 10 - Income Taxes

The provision for income taxes is based upon the results of operations, adjusted for the effect of certain tax-exempt income and non-deductible expenses. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes resulting in temporary differences. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit on the Company's consolidated statement of operations. As of September 30, 2017, the Company had a net deferred tax asset of $148.4 million recorded on its consolidated balance sheets, which is net of a valuation allowance of $780 thousand.

The following table presents the federal statutory tax rate reconciled to the Company's effective tax rate from continuing operations for the period stated:

	Nine Months Ended September 30, 2017
	Tax	Rate
Effective tax rate from continuing operations:
Income tax at statutory rate	$9,853	35.00%
Tax-exempt income	(750)	(2.66)%
Nondeductible expenses	40	0.14%
Other	(146)	(0.53)%
Income tax provision from continuing operations	$8,997	31.95%

Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities. These differences will result in deductible or taxable amounts in a future year(s) when the reported amounts of assets or liabilities are recovered or settled. Deferred assets and liabilities are stated at tax rates expected to be in effect in the year(s) the differences reverse. A valuation allowance is recorded against that portion of the deferred tax assets when it is not more likely than not that all or a portion of the asset will be realized.

A valuation allowance related to all components of net deferred tax assets was established in 2009 and was adjusted, as necessary, each reporting period. The valuation allowance was established based upon a determination at the time that it was not more likely than not that the deferred tax assets would be fully realized primarily as a result of the significant operating losses experienced by the Company during 2009 and several years thereafter.

ASC 740, Accounting for Income Taxes, paragraph 740-10-30-18, states that four possible sources of taxable income may be available under the tax law to realize a tax benefit for deductible temporary differences. In determining the need for a valuation allowance and in accordance with ASC 740-10-30-17, management evaluated all available evidence, both positive and negative, assessing the objectivity of the evidence and giving more weight to that evidence which is more objective than evidence which is subjective. Positive and negative evidence refers to factors affecting the predictability of one or more of the four sources of taxable income.

The positive evidence in the third quarter of 2016 included the fact that the Company had been in a positive cumulative pre-tax income position for the previous three years and the Company expected to generate taxable income in future years sufficient to absorb substantially all of its net deferred tax assets. A significant component of the Company's deferred tax asset, as of September 30, 2016, related to federal net operating losses ("NOLs") of approximately $300.0 million, which under current law can be carried forward 20 years.

35

Management's estimate of future taxable income is based on internal projections, which consider historical performance, various internal estimates and assumptions, as well as certain external data, all of which, while inherently subject to judgment, management believes to be reasonable. At December 31, 2015, management concluded that the Company did not have sufficient future income to absorb all NOLs and only a portion of the deferred tax asset related to NOLs would be realized, thus releasing only a portion of the valuation allowance ($95.1 million). In the third quarter of 2016, as a result of the Legacy Xenith Merger, management believed the Company had sufficient future income to absorb substantially all of the deferred tax assets, including assets relating to NOLs, and substantially all of the remaining valuation allowance ($60.0 million) was released. The remaining valuation allowance relates to the deferred tax asset resulting from NOLs in the Commonwealth of Virginia, where Xenith Bankshares, Inc. (the parent company) files a standalone tax return. The parent company is not expected to generate taxable income in future periods; therefore, management has concluded that it is not more likely than not that the deferred tax assets of $780 thousand related to these NOLs will be utilized.

If actual results differ significantly from the current estimates of future taxable income, even if caused by adverse macro-economic conditions, the valuation allowance may need to be increased for some or all of the Company's net deferred tax assets. An increase to the deferred tax asset valuation allowance could have a material adverse effect on the Company's financial condition and results of operations.

NOTE 11 - Borrowings

The Bank has secured borrowing facilities with the FHLB and the FRB. As of September 30, 2017, total credit availability under the FHLB facility was $794.7 million, limited to a pledged lendable collateral value of $303.0 million. Under this facility, as of September 30, 2017, there were short-term, non-amortizing borrowings outstanding of $105.0 million. Credit availability under the FRB facility as of September 30, 2017 was $112.8 million, which is also based on pledged collateral value. As of September 30, 2017, the Bank had no borrowings under the FRB facility.

Short-term borrowing sources also include lines of credit with eight banks to borrow federal funds up to $153.0 million on an unsecured basis. The lines are uncommitted and can be canceled by the lender at any time. Two of the lines expire within one year; the remaining lines have no stated expiration. At September 30, 2017, no amounts were outstanding under these uncommitted lines of credit. Borrowings under these arrangements bear interest at the prevailing Federal Funds Rate.

The Company has four placements of trust preferred securities. In all four trusts, the trust issuer has invested the total proceeds from the sale of the trust preferred securities in junior subordinated deferrable interest debentures issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, which resets quarterly. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company's obligation under the guarantee is unsecured and subordinate to other senior and subordinated indebtedness. The trust preferred securities are redeemable only at the Company's discretion, subject to regulatory approval. The aggregate carrying value of these debentures as of September 30, 2017 was $30.6 million, The difference between the par amounts and the carrying amounts of the debentures, which is due to purchase accounting adjustments recorded at the acquisition of Gateway Financial Holdings, Inc. in 2008, is being amortized using the interest method as an adjustment to interest expense. Effective interest rates for the trust preferred securities for the three and nine month periods ended September 30, 2017 were between 7.60% and 8.21% and 7.33% and 8.01%, respectively.

In the Legacy Xenith Merger, the Company assumed $8.5 million in aggregate principal amount of Legacy Xenith's outstanding 6.75% subordinated notes due 2025 (the "Subordinated Notes"). The Subordinated Notes bear interest at an annual rate of 6.75%, which is payable quarterly in arrears on March 31, June 30, September 30 and December 31 and qualify as Tier 2 capital for the Company. As of September 30, 2017, the carrying value of the Subordinated Notes, including the remaining fair value adjustment recorded at the Legacy Xenith Merger, was $8.6 million. For the three- and nine-month periods ended September 30, 2017, the effective interest rate, including the amortization of the purchase accounting adjustment, on the Subordinated Notes was 6.40%. As of September 30, 2017, the Company and the Bank, as applicable, were in compliance with all covenants of the Subordinated Notes.

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NOTE 12 - Earnings Per Share

The following tables present weighted average basic and diluted shares outstanding and basic and diluted earnings per share for the periods stated. Earnings per share is presented for continuing operations, discontinued operations and total net income attributable to the Company. All stock options were included in the diluted earnings per share calculations for the three and nine months ended September 30, 2017. There were 505,029 and 557,121 stock options not included in the diluted earnings per share calculations for the three and nine months ended September 30, 2016, respectively, because their inclusion would have been antidilutive.

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Weighted average shares outstanding, basic	23,209,041	21,005,458	23,184,307	18,462,161
Dilutive effect of warrants	75,718	50,247	72,251	47,263
Dilutive effect of equity awards	234,593	65,145	218,614	51,191
Dilutive shares	310,311	115,392	290,865	98,454
Weighted average shares outstanding, diluted	23,519,351	21,120,850	23,475,172	18,560,615

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net Income:
Net income from continuing operations	$7,165	$47,501	$19,156	$50,402
Net (loss) income from discontinued operations	(7)	363	(68)	1,467
Net income attributable to Xenith Bankshares	$7,158	$47,864	$19,088	$51,869

Basic earnings per share:
Earnings per share from continuing operations	$0.31	$2.26	$0.83	$2.74
Earnings per share from discontinued operations	$—	$0.02	$—	$0.07
Earnings per share attributable to Xenith Bankshares	$0.31	$2.28	$0.82	$2.81

Diluted earnings per share:
Earnings per share from continuing operations	$0.30	$2.25	$0.82	$2.72
Earnings per share from discontinued operations	$—	$0.02	$—	$0.07
Earnings per share attributable to Xenith Bankshares	$0.30	$2.27	$0.81	$2.79

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NOTE 13 - Commitments and Contingencies

On September 7, 2017, Paul Parshall, a purported shareholder of Xenith Bankshares, filed a putative class action lawsuit (the "Parshall Lawsuit") in the United States District Court for the Eastern District of Virginia against the Company, the current members of the Company's board of directors, and Union on behalf of all of the Company's public shareholders. The plaintiff in the Parshall Lawsuit alleges that Union's registration statement on Form S-4, as amended, filed with the SEC relating to the Union Merger omitted certain material information in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and further that the individual defendants are liable for those omissions under Section 20(a) of the Exchange Act. The relief sought in the Parshall Lawsuit includes preliminary and permanent injunction to prevent the completion of the Union Merger, rescission or rescissory damages if the Union Merger is completed, costs and attorneys' fees. On November 6, 2017, the plaintiff in the Parshall Lawsuit filed a notice of voluntary dismissal, terminating the Parshall Lawsuit without prejudice.

On September 19, 2017, Shannon Rowe, a purported shareholder of Xenith Bankshares, also filed a putative class action lawsuit (the "Rowe Lawsuit") in the United States District Court for the Eastern District of Virginia against the Company and the current members of the Company's board of directors. The allegations in the Rowe Lawsuit are similar to the allegations in the Parshall Lawsuit, described above.

At this time, it is not possible to predict the outcome of the Rowe Lawsuit or its impact on the Company or the Union Merger. Management believes the claims in the Rowe Lawsuit are without merit, and the Company and its board of directors intend to defend vigorously against them.

In addition to the Rowe Lawsuit, in the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that any such legal proceedings, in the aggregate, will not have a material adverse effect on the Company's business, financial condition, cash flows, or results of operations.

In the normal course of business, the Company has commitments under credit agreements to lend to customers as long as there is no material violation of any condition established in the agreements. These commitments generally have fixed expiration dates or other termination clauses and may require payments of fees. Because many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Additionally, the Company issues letters of credit, which are conditional commitments to guarantee the performance of customers to third parties. The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.

These commitments represent outstanding off-balance sheet commitments. The following table presents unfunded loan commitments outstanding as of the dates stated:

	September 30, 2017	December 31, 2016
Commercial lines of credit	$391,645	$372,083
Construction	172,571	113,364
Commercial real estate	36,858	44,790
Residential real estate	91,976	93,981
Consumer	8,102	11,108
Letters of credit	24,935	20,476
Total commitments	$726,087	$655,802

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NOTE 14 - Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies financial assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuation methodologies for the fair value hierarchy are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include values that are determined using pricing models, discounted cash flow methodologies, or similar techniques as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.

The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

The Company measures or monitors certain of its assets on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities for which an election was made, as well as for certain assets and liabilities in which fair value is the primary basis of accounting. The following tables present the fair value of assets measured and recognized at fair value on a recurring basis in the consolidated balance sheets as of the dates stated:

		Fair Value Measurements at Reporting Date Using
Assets	September 30, 2017	Level 1	Level 2	Level 3
Investment securities available for sale
Mortgage-backed securities
Agencies	$127,253	$—	$127,253	$—
Collateralized	62,984	—	62,984	—
Collateralized mortgage obligations	27,059	—	27,059	—
Asset-backed securities	6,611	—	6,611	—
Municipals
Tax-exempt	62,799	—	62,799	—
Taxable	17,680	—	17,680	—
Corporate bonds	976	—	976	—
Equity securities	406	307	—	99
Total securities available for sale	305,768	307	305,362	99
Interest rate swaps	1,813	—	1,813	—
Investments in rabbi trust	1,800	1,800	—	—
Total assets	$309,381	$2,107	$307,175	$99

Liabilities
Interest rate swaps	$1,722	$—	$1,722	$—
Total liabilities	$1,722	$—	$1,722	$—

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		Fair Value Measurements at Reporting Date Using
Assets	December 31, 2016	Level 1	Level 2	Level 3
Investment securities available for sale
Mortgage-backed securities
Agencies	$134,890	$—	$134,890	$—
Collateralized	62,753	—	62,753	—
Collateralized mortgage obligations	19,810	—	19,810	—
Asset-backed securities	14,758	—	14,758	—
Municipals
Tax-exempt	64,755	—	64,755	—
Taxable	17,676	—	17,676	—
Corporate bonds	984	—	984	—
Equity securities	1,817	1,718	—	99
Total securities available for sale	317,443	1,718	315,626	99
Derivative loan commitments	126	—	—	126
Interest rate swaps	1,223	—	1,223	—
Investments in rabbi trust	1,804	1,804	—	—
Total assets	$320,596	$3,522	$316,849	$225

Liabilities
Interest rate swaps	$1,226	$—	$1,226	$—
Total liabilities	$1,226	$—	$1,226	$—

The following table presents a rollforward of recurring fair value measurements categorized within Level 3 of the fair value hierarchy for the periods stated:

	Activity in Level 3		Activity in Level 3
	Fair Value Measurements		Fair Value Measurements
	Nine Months Ended September 30, 2017		Year Ended December 31, 2016
	Investment Securities Available for Sale	Derivative Loan Commitments	Investment Securities Available for Sale	Derivative Loan Commitments

Beginning of period balance	$99	$126	$99	$1,020
Unrealized gains included in:
Earnings	—	—	—	—
Other comprehensive income	—	—	—	—
Purchases	—	—	—	—
Sales	—	—	—	—
Reclassification from level 3 to level 1	—	—	—	—
Issuances	—	—	—	470
Settlements	—	(126)	—	(1,364)
End of period balance	$99	$—	$99	$126

The Company's policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

The following describes the valuation techniques used to estimate fair value for assets and liabilities that are measured on a recurring basis.

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Investment Securities Available for Sale: Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly-liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed securities, obligations of states and political subdivisions, and certain corporate, asset-backed and other securities valued using third-party quoted prices in markets that are not active. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

Interest Rate Swaps: The Company uses observable inputs to determine fair value of its interest rate swaps. The valuation of these instruments is determined using widely accepted valuation techniques that are based on discounted cash flow analysis using the expected cash flows of each derivative over the contractual terms of the derivatives, including the period to maturity and market-based interest rate curves. The fair value of the interest rate swaps is determined using a market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. Accordingly, the Company categorizes these financial instruments within Level 2 of the fair value hierarchy.

Investments in Rabbi Trust: Assets held by the Company in the rabbi trust consist of readily-marketable securities where quoted prices are available in active markets and are classified as Level 1 securities.

Nonrecurring Basis

Certain assets, specifically collateral dependent impaired loans and other real estate owned and repossessed assets, are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment and an allowance is established to adjust the asset to its estimated fair value). The adjustments are based on appraisals of underlying collateral or other observable market prices when current appraisals or observable market prices are available. If an appraisal that is less than 12 months old is not available, an existing appraisal or other valuation would be utilized after adjusting it to reflect current market conditions and, as such, may include significant management assumptions and input with respect to the determination of fair value.

The adjustments are based in part upon externally derived statistical data and upon management's knowledge of market conditions and prices of sales of other real estate owned. It is the Company's policy to classify these as Level 3 assets within the fair value hierarchy. Management periodically reviews the adjustments as compared to valuations from updated appraisals and modifies the adjustments accordingly should updated appraisals reflect valuations significantly different than those derived utilizing the adjustments. Management believes the valuations are reasonable for the collateral underlying the loan portfolio; however, while appraisals are indicators of fair value, the amount realized upon the sale of these assets could be significantly different.

The following tables present the fair value of assets measured and recognized at fair value on a nonrecurring basis in the consolidated balance sheets as of the dates stated:

	Assets Measured at	Fair Value Measurements at September 30, 2017 Using
	Fair Value	Level 1	Level 2	Level 3
Impaired loans	$39,541	$—	$—	$39,541
Other real estate owned and repossessed assets	4,817	—	—	4,817

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	Assets Measured at	Fair Value Measurements at December 31, 2016 Using
	Fair Value	Level 1	Level 2	Level 3
Impaired loans	$49,378	$—	$—	$49,378
Other real estate owned and repossessed assets	5,345	—	—	5,345

The following describes the valuation techniques used to estimate fair value for assets that are required to be measured on a nonrecurring basis.

Impaired Loans: The majority of the Company's impaired loans are considered collateral dependent. For collateral dependent impaired loans, fair value is measured based upon the estimated fair value of the underlying collateral less costs of disposal or other observable market prices when current appraisals or observable market prices are available. If an appraisal that is less than 12 months old is not available, an existing appraisal or other valuation would be utilized after adjusting it to reflect current market conditions and, as such, may include significant management assumptions and input with respect to the determination of fair value.

Other Real Estate Owned and Repossessed Assets: The fair value of other real estate owned and repossessed assets is based primarily on appraisals of the real estate or other observable market prices. The Company's policy is to have current appraisals of these assets; however, if a current appraisal is not available, an existing appraisal would be utilized after adjusting it to reflect changes in market conditions from the date of the existing appraisal and, as such, may include significant management assumptions and input with respect to the determination of fair value.

Significant Unobservable Inputs

The following table presents the significant unobservable inputs used to value the Company's significant Level 3 assets as of the date stated. These factors represent the significant unobservable inputs that were used in measurement of fair value.

		Significant Unobservable	Significant Unobservable
	Fair Value at	Inputs by	Inputs as of
	September 30, 2017	Valuation Technique	September 30, 2017
Impaired loans	39,541	Appraised value	9%
		Average discounts to reflect current
		market conditions, estimated ultimate
		collectability, and estimated costs to sell
Other real estate owned	4,817	Appraised value	10%
		Weighted average discounts to reflect
		current market conditions, abbreviated
		holding period and estimated costs to sell

Other Fair Value Measurements

Accounting standards require the disclosure of the estimated fair value of financial instruments that are not recorded at fair value. For the financial instruments that the Company does not record at fair value, estimates of fair value are made at a point in time based on relevant market data and information about the financial instrument. No readily available market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on current economic conditions, interest rate risk characteristics and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision; therefore, the calculated fair value estimates in many instances cannot be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. In addition, changes in assumptions could significantly affect these fair value estimates. The following methods and assumptions were used by the Company in estimating fair value of these financial instruments.

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Cash and Cash Equivalents: Cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from the FRB. The carrying amount approximates fair value.

Investment Securities Available for Sale: Fair values are based on published market prices where available. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Investment securities available for sale are carried at their aggregate fair value.

Restricted Equity Securities: These investments are carried at cost. The carrying amount approximates fair value.

Loans: To determine the fair values of loans other than those deemed impaired, the Company uses discounted cash flow analyses using discount rates that are similar to the interest rates and terms currently being offered to borrowers of similar terms and credit quality. In valuing acquired loans, the Company also uses valuation techniques that include default rates for similar risk rated loans and estimates of expected cash flows as well as other factors.

Interest Receivable and Interest Payable: The carrying amount approximates fair value.

Bank-owned Life Insurance: The carrying amount approximates fair value.

Deposits: The fair values disclosed for non-maturity deposits such as demand, including money market, and savings accounts are equal to the amount payable on demand at the reporting date (i.e., carrying values). Fair values for certificates of deposit are estimated using discounted cash flows that apply market interest rates on comparable instruments.

Borrowings: The fair value of short-term FHLB borrowings approximates the carrying amount. Other borrowings include the Subordinated Notes and the junior subordinated debentures. The fair value of the Subordinated Notes approximates the carrying value. The fair value of the junior subordinated debentures approximates the par value of such borrowings.

Commitments to Extend Credit and Standby Letters of Credit: The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at September 30, 2017 and December 31, 2016, and, as such, the related fair values have not been estimated.

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The following tables present the carrying amounts and fair values of those financial instruments that were not recorded at fair value of have carrying amounts that approximate fair value as of the dates stated:

	September 30, 2017
	Carrying	Fair	Fair Value Measurements at Reporting Date Using
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Loans, net (1)	$2,407,875	$2,412,741	$—	$—	$2,412,741
Financial Liabilities:
Deposits	2,605,390	2,603,279	—	2,603,279	—
FHLB borrowings	105,000	105,000	—	105,000	—
Other borrowings	39,197	65,276	—	65,276	—

	December 31, 2016
	Carrying	Fair	Fair Value Measurements at Reporting Date Using
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Loans, net (1)	$2,442,116	$2,448,581	$—	$—	$2,448,581
Financial Liabilities:
Deposits	2,571,970	2,573,070	—	2,573,070	—
FHLB borrowings	172,000	172,000	—	172,000	—
Other borrowings	38,813	65,303	—	65,303	—

(1) The carrying amount and fair value include impaired loans, and the carrying amount is net of the allowance for loan losses.

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NOTE 15 - Subsequent Events

Management has evaluated subsequent events through November 9, 2017, which is the date the consolidated financial statements were available to be issued. There were no subsequent events that required adjustment to or disclosure in the consolidated financial statements.

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